EXHIBIT 5.1

                    [LETTERHEAD OF ELVINGER, HOSS & PRUSSEN]


                                                       Stolt-Nielsen S.A.
                                                       c/o Stolt-Nielsen Limited
                                                       Aldwych House
                                                       71-91 Aldwych
                                                       London, England

                                                   Luxembourg, December 16, 2004

Re:  Stolt-Nielsen S.A.
     Registration Statement on Form S-8
     ----------------------------------

Dear Sirs:

     We have acted as counsel to Stolt-Nielsen S.A., a Luxembourg corporation (the "Company") in connection with the registration of 4,512,000 Common Shares, no par value (the "Shares"), issuable pursuant to the Stolt-Nielsen S.A. 1997 Stock Option Plan (the "Plan") as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

     We have examined the Articles of Incorporation of the Company. We have also examined the corporate proceedings relating to the authorization and issuance of the presently outstanding Common Shares and the proposed offer of Shares by the Company.

     Based upon the foregoing and such further examination and inquiries as we have deemed necessary, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of Luxembourg.
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          2.   The Shares referred to above have been duly authorized and reserved for issuance by the Company and, when duly issued and the issue price therefor paid as set out in the Registration Statement, will be validly issued, fully paid and non-assessable Shares of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and the inclusion of our name and the advice attributed to us in the response to Item 6 of the Registration Statement.

     This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters.

     We express no opinion herein with regard to any system of law other than the laws of Luxembourg as currently applied by the Luxembourg courts and to the extent that laws other than Luxembourg law may be relevant we have made no investigation thereof and the opinions expressed herein are subject to the effect of such laws. In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may only be relied upon under the express condition that any issues of interpretation or any other issues arising thereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg Courts.

                                      Very truly yours,

                                      ELVINGER, HOSS & PRUSSEN

                                      By: /s/ Toinon Hoss
                                         ---------------------------------------
                                          Toinon Hoss